Exhibit 6.2

Exhibit A to Board Resolutions of Masterworks Cayman, SPC

FORM OF DESIGNATION OF [ENTITY NUMBER] CLASS S SP ORDINARY SHARES

Masterworks Cayman, SPC (the “Company”) shall issue [No. of Shares] ordinary shares of [Entity Number] Segregated Portfolio (“Class S Ordinary Shares”) to Series [Entity Number] of Masterworks [Vault Number], LLC (“Masterworks [Entity Number]”) at a purchase price of $[  ] per share or an aggregate subscription price of [Aggregate Subscription Price]. The aggregate subscription price will be credited to [Entity Number] Segregated Portfolio and the Class S Ordinary Shares will be issued in a single class to be called “[Entity Number] Class S SP Ordinary Shares”. [Entity Number] Class S SP Ordinary Shares shall be entitled to receive 100% of any amounts determined by the Board of Directors to be distributed to shareholders of [Entity Number] Segregated Portfolio, after payment of any obligations to creditors and or any distributions payable to holders of any outstanding [SP Preferred Shares / Class M SP Ordinary Shares] of [Entity Number] Segregated Portfolio outstanding, if any, at the time such distribution is paid. [Entity Number] Class S SP Ordinary Shares shall have one vote per Ordinary Share on all matters submitted for a vote or consent to shareholders of [Entity Number] Segregated Portfolio[, and in the aggregate shall represent 100% of the shareholder voting rights in [Entity Number] Segregated Portfolio, except for any voting rights afforded to the holders of SP Preferred Shares by operation of law]. In the event that any Class A shares of Masterworks [Entity Number] are issued upon conversion of Class B shares of Masterworks [Entity Number] and or the exchange of [Entity Number] [SP Preferred Shares / Class M SP Ordinary Shares], the Company shall issue additional [Entity Number] Class S SP Ordinary Shares to Masterworks [Entity Number] as a pro rata distribution such that at all relevant times the number of outstanding [Entity Number] Class S SP Ordinary Shares held by Masterworks [Entity Number] shall equal the number of outstanding Class A shares for Masterworks [Entity Number].

Except as provided herein, the terms of the [Entity Number] Class S SP Ordinary Shares are governed by the Memorandum and Articles of Association of the Company.

Exhibit B to Board Resolutions of Masterworks Cayman SPC

FORM OF DESIGNATION OF [ENTITY NUMBER] [SP PREFERRED SHARES] [CLASS M SP ORDINARY SHARES]

1. Designation, Amount. The Company shall issue non-participating [preferred / ordinary] shares of [Entity Number] Segregated Portfolio ([“SP Preferred Shares” or “Class M SP Ordinary Shares”]) to Masterworks Administrative Services, LLC or its successor (“MAS”), in consideration for management and administration services rendered to Masterworks [Entity Number] pursuant to a management services agreement by and among the Company on behalf of [Entity Number] Segregated Portfolio, MAS, and the other parties thereto, dated [                     ](as amended, the “Management Services Agreement”), at a rate of 1.5% of the total Shares (i.e. Class S SP Ordinary Shares plus [SP Preferred Shares / Class M Ordinary Shares]) of [Entity Number] Segregated Portfolio outstanding, after giving effect to such issuance, per annum, commencing on January 1, 2024 and ending on the date the artwork owned by Masterworks [Entity Number] is sold. The [SP Preferred Shares/ Class M SP Ordinary Shares] will be issued in a single class to be called [“[Entity Number] SP Preferred Shares” / “[Entity Number] Class M SP Ordinary Shares”].

2. Distribution Rights. [The [Entity Number] SP Preferred Shares have a distribution preference of US$20.00 per share over [Entity Number] Class S SP Ordinary Shares. The holder of [Entity Number] SP Preferred Shares is entitled to receive cash upon any distribution by [Entity Number] Segregated Portfolio to holders of share capital in an amount up to US$20 per [Entity Number] SP Preferred Share before any payment is made in respect of the Class S SP Ordinary Shares. SP Preferred Shares shall be non-participating shares and shall have no economic rights with respect to [Entity Number] Segregated Portfolio other than the US$20 per SP Preferred Share distribution preference set forth above.] OR [Except as noted herein, the [Entity Number] Class M SP Ordinary Shares have the same distribution rights as the [Entity Number] Class S SP Ordinary Shares.]

The holder of [SP Preferred Shares / Class M SP Ordinary Shares] shall have the right to forfeit all or any portion of such shares at any time prior to receipt of a liquidating distribution with respect to such shares. Upon any such forfeiture, such shares shall be disposed of and shall no longer constitute outstanding share capital of the Company.

3. Issuance. The [Entity Number] [SP Preferred Shares / Class M SP Ordinary Shares] shall be subject to the compensation and expense provisions set forth in the Management Services Agreement.

4. Voting Rights. [Except as may be required by applicable law, the holder of [Entity Number] SP Preferred Shares shall have no voting rights.] OR [[Entity Number] Class M SP Ordinary Shares shall have one vote per Ordinary Share on all matters submitted for a vote or consent to shareholders of [Entity Number] Segregated Portfolio, provided that any such shares held by Masterworks shall have no voting rights].

5. Exchange. The [Entity Number] [SP Preferred Shares / Class M SP Ordinary Shares]] shall have no exchange or conversion rights, except as provided herein:

(a) Voluntary. [Entity Number] [SP Preferred Shares / Class M SP Ordinary Shares] may be exchanged at any time, in whole or in part, for Class A shares of Masterworks [Entity Number] at an exchange rate of 1 to 1 in accordance with Masterworks Vault [Vault Number]’s Amended & Restated Operating Agreement dated as of [                ] (as amended, the “A&R Operating Agreement”).

(b) Automatic. [If the sale of the artwork held by [Entity Number] Segregated Portfolio were to result in a distribution to the holders of Class A shares of equal to or greater than $20.00 per share, 100% of the [Entity Number] SP Preferred Shares will automatically be exchanged for Class A shares of Masterworks [Entity Number] at an exchange rate of 1 to 1 in accordance with the A&R Operating Agreement prior to any distribution of funds to Class A shareholders of Masterworks [Entity Number] and no distributions shall be made in respect of the SP Preferred Shares so exchanged.] OR [If there is a sale of the artwork held by [Entity Number] Segregated Portfolio, 100% of the [Entity Number] Class M SP Ordinary Shares will automatically be exchanged for Class A shares of Masterworks [Entity Number] at an exchange rate of 1 to 1 in accordance with the A&R Operating Agreement prior to any distribution of funds to Class A shareholders of Masterworks [Entity Number] and no distributions shall be made in respect of the Class M SP Ordinary Shares so exchanged.]

(c) Upon any exchange pursuant to clause (a) or (b) above, the [SP Preferred Shares/ Class M SP Ordinary Shares] so exchanged, shall be immediately disposed of and shall no longer constitute outstanding share capital of the Company.

6. Miscellaneous.

(a) The [Entity Number] [SP Preferred Shares / Class M SP Ordinary Shares] shall be perpetual unless exchanged in accordance herewith.